EXHIBIT 99.1
                                                                   ------------
                         THOMASVILLE BANCSHARES, INC.
                            THOMASVILLE, GEORGIA

                       CONSOLIDATED FINANCIAL STATEMENTS
                             FOR THE YEARS ENDED
                          DECEMBER 31, 2005 AND 2004

                               TABLE OF CONTENTS
                               -----------------

REPORT OF INDEPENDENT REGISTERED
  PUBLIC ACCOUNTING FIRM . . . . . . . . . . . . . . . . . . . . . . . . .  1

CONSOLIDATED FINANCIAL STATEMENTS

       Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . .  2

       Consolidated Statements of Income . . . . . . . . . . . . . . . . .  3

       Consolidated Statements of Changes in Shareholders' Equity  . . . .  4

       Consolidated Statements of Cash Flows . . . . . . . . . . . . . . .  5

       Notes to Consolidated Financial Statements  . . . . . . . . . . . .  6

                    [LETTERHEAD OF FRANCIS & CO., CPAS]


           Report of Independent Registered Public Accounting Firm
           -------------------------------------------------------


Board of Directors and Shareholders
Thomasville Bancshares, Inc.
Thomasville, Georgia

     We have audited the accompanying consolidated balance sheets of Thomasville Bancshares, Inc. and subsidiaries, (the "Company"), as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomasville Bancshares, Inc., and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/Francis & Co., CPAs

Atlanta, Georgia
March 17, 2006

                           THOMASVILLE BANCSHARES, INC.
                              THOMASVILLE, GEORGIA
                           Consolidated Balance Sheets

                                     ASSETS
                                     ------
                                                      As of December 31,
                                                  ---------------------------
                                                      2005           2004
                                                      ----           ----
Cash and due from banks                           $  9,660,989   $  5,963,843
Federal funds sold                                  17,921,281        662,263
                                                   -----------    -----------
  Total cash and cash equivalents                   27,582,270      6,626,106
Securities:
 Available-for-sale at fair value                   12,301,618     18,421,154
Loans, net                                         224,358,330    204,328,320
Property and equipment, net                          5,630,095      4,815,924
Goodwill                                             3,372,259      3,372,259
Other assets                                         3,221,246      2,320,074
                                                   -----------    -----------
  Total Assets                                    $276,465,818   $239,883,837
                                                   ===========    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------
Liabilities:
------------
 Deposits
  Non-interest bearing deposits                   $ 32,666,624   $ 26,063,129
  Interest bearing deposits                        205,210,749    173,143,434
                                                   -----------    -----------
       Total deposits                              237,877,373    199,206,563
Federal funds purchased                                -  -         1,097,000
Borrowings                                          11,067,263     19,376,107
Junior subordinated debentures                       4,000,000        -  -
Other liabilities                                    1,044,164        682,627
                                                   -----------    -----------
  Total Liabilities                                253,988,800    220,362,297
                                                   -----------    -----------

Commitments and Contingencies
-----------------------------

Shareholders' Equity:
---------------------
 Common stock, $1.00 par value, 10,000,000
 shares authorized; 2,940,507 (2005) and
 2,937,625 (2004) shares issued
 and outstanding                                  $  2,940,507   $  2,937,625
Paid-in-capital                                      8,160,931      7,872,245
Retained earnings                                   11,553,880      8,739,226
Accumulated other comprehensive income/(loss)         (178,300)       (27,556)
                                                   -----------    -----------
   Total Shareholders' Equity                       22,477,018     19,521,540
                                                   -----------    -----------
   Total Liabilities and Shareholders' Equity     $276,465,818   $239,883,837
                                                   ===========    ===========


              Refer to notes to the consolidated financial statements.

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                          THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                        Consolidated Statements of Income

                                                For the Years Ended December 31,
                                                --------------------------------
                                                      2005           2004
                                                      ----           ----
Interest Income:
----------------
 Interest and fees on loans                       $ 14,598,226   $ 11,312,578
 Interest on investment securities                     546,663        442,366
 Interest on federal funds sold                        302,033         62,106
                                                   -----------    -----------
    Total interest income                           15,446,922     11,817,050

Interest Expense:
-----------------
 Interest on deposits and borrowings                 5,537,075      3,677,496
                                                   -----------    -----------

Net interest income                                  9,909,847      8,139,554
Provision for possible loan losses                     495,000        510,000
                                                   -----------    -----------

Net interest income after provision for
  possible loan losses                               9,414,847      7,629,554
                                                   -----------    -----------

Other Income:
-------------
 Fees, money management                              1,012,000      1,025,396
 Service fees on deposit accounts                      665,479        644,055
 Trust services                                        708,091        473,765
 Miscellaneous, other                                  474,703        455,459
                                                   -----------    -----------
     Total other income                              2,860,273      2,598,675
                                                   -----------    -----------

Other Expenses:
---------------
  Salaries and benefits                              3,725,733      3,252,251
  Data processing and ATM                              312,113        216,415
  Advertising and public relations                     377,342        337,319
  Depreciation                                         319,042        395,149
  Professional fees                                    379,733        326,532
  Other operating expenses                           1,695,445      1,474,954
                                                   -----------    -----------
     Total other expenses                            6,809,408      6,002,620
                                                   -----------    -----------

Income before income tax                             5,465,712      4,225,609
Income tax                                           1,916,213      1,570,202
                                                   -----------    -----------

Net income                                        $  3,549,499   $  2,655,407
                                                   ===========    ===========

Basic earnings per share                          $       1.21   $        .90
                                                   ===========    ===========
Diluted earnings per share                        $       1.16   $        .88
                                                   ===========    ===========

Weighted average number of
shares outstanding:

     Basic                                           2,939,381      2,935,849
                                                   ===========    ===========
     Diluted                                         3,050,964      3,023,461
                                                   ===========    ===========


              Refer to notes to the consolidated financial statements.

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                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
             Consolidated Statements of Changes in Shareholders' Equity
                  For the Years ended December 31, 2004 and 2005

                                                        Accumulated
                                                          Other
                 Common Stock         Paid                Compre-
              ------------------      -in-      Retained  hensive
              Shares   Par Value     Capital    Earnings  Income      Total
              ------   ---------     -------    --------  ------      -----
Balance,
 December 31,
 2003        2,934,076 $2,934,076 $7,615,280 $ 6,759,183 $  (7,033) $17,301,506
             ---------  ---------  ---------  ----------  --------   ----------

Comprehensive income:
 Net income,
  2004          --          --         --      2,655,407     --       2,655,407
 Net unrealized
  (loss),
  securities    --          --         --         --       (20,523)     (20,523)
             ---------  ---------  ---------  ----------  --------   ----------
Total
 comprehensive
 income         --          --         --      2,655,407   (20,523)   2,634,884

Issuance
 of stock        3,549      3,549     37,108      --        --           40,657

Restricted
  stock         --          --       219,857      --        --          219,857

Dividends
 paid            --         --         --       (675,364)    --        (675,364)
             ---------  ---------  ---------  ----------  --------   ----------
Balance,
 December 31,
 2004        2,937,625  2,937,625  7,872,245   8,739,226   (27,556)  19,521,540
             ---------  ---------  ---------  ----------  --------   ----------

Comprehensive income:
 Net income,
  2005          --          --         --      3,549,499     --       3,549,499
 Net unrealized
  (loss),
  securities    --          --         --         --      (150,744)    (150,744)
             ---------  ---------  ---------  ----------  --------   ----------
Total
 comprehensive
 income         --          --         --      3,549,499  (150,744)   3,398,755

Issuance
 of stock        2,882      2,882     50,214      --        --           53,096

Restricted
  stock         --          --       238,472      --        --          238,472

Dividends
 paid            --         --         --       (734,845)    --        (734,845)
             ---------  ---------  ---------  ----------  --------   ----------
Balance,
 December 31,
 2005        2,940,507 $2,940,507 $8,160,931 $11,553,880 $(178,300) $22,477,018
             =========  =========  =========  ==========  ========   ==========


              Refer to notes to the consolidated financial statements.

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                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                       Consolidated Statements of Cash Flows

                                                For the Years Ended December 31,
                                                --------------------------------
                                                      2005           2004
                                                      ----           ----
Cash flows from operating activities:
-------------------------------------
  Net income                                      $  3,549,499   $  2,655,407
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Provisions for loan losses                       495,000        510,000
      Depreciation                                     319,042        395,149
      Net amortization, securities                      52,024        141,436
      Deferred asset                                   238,473        219,857
      Write down of goodwill                            -  -           45,000
  (Increase) in receivables and other assets          (823,517)      (221,568)
  Increase in payables and other liabilities           361,537     (1,015,626)
                                                   -----------    -----------
Net cash provided by operating activities            4,192,058      2,729,655
                                                   -----------    -----------

Cash flows from investing activities:
-------------------------------------
   Purchase of securities, AFS                      (8,501,188)   (13,272,221)
   Maturity and calls of securities, AFS            14,340,300      4,100,000
   (Increase) in loans, net                        (20,525,010)   (25,088,410)
   Purchase of premises and equipment               (1,133,213)      (929,247)
                                                   -----------    -----------
Net cash used in investing activities              (15,819,111)   (35,189,878)
                                                   -----------    -----------

Cash flows from financing activities:
-------------------------------------
   Issuance of stock                                    53,096         40,657
   Increase in deposits                             38,670,810     33,706,804
   (Decrease) in borrowed funds
     and federal funds purchased                    (5,405,844)      (517,547)
   Dividends paid                                     (734,845)      (675,364)
                                                   -----------    -----------
Net cash provided by financing activities           32,583,217     32,554,550
                                                   -----------    -----------

Net increase in cash and cash equivalents           20,956,164         94,327
Cash and cash equivalents, beginning of period       6,626,106      6,531,779
                                                   -----------    -----------
Cash and cash equivalents, end period             $ 27,582,270   $  6,626,106
                                                   ===========    ===========

Supplemental Information:

Income taxes paid                                 $  1,969,719   $  1,372,658
                                                   ===========    ===========
Interest paid                                     $  5,482,571   $  3,678,314
                                                   ===========    ===========


            Refer to notes to the consolidated financial statements.

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                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 1 - ORGANIZATION OF THE BUSINESS

     Thomasville Bancshares, Inc., Thomasville, Georgia (the "Company") was organized in January, 1995 to serve as a holding company for a proposed de novo bank, Thomasville National Bank, Thomasville, Georgia (the "Bank"). The Company commenced banking operations on October 2, 1995. The Bank is primarily engaged in the business of obtaining deposits and providing commercial consumer and real estate loans to the general public. The Bank also offers trust services. The Bank operates out of two banking offices, both in Thomasville, Georgia. The Bank's deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation (the "FDIC") subject to certain limitations imposed by the FDIC. In addition to the Bank, the Company has one other subsidiary, TNB Financial Services, Inc. (the "TNBFS"), through which the Company offers brokerage and money management services. On July 15, 2004, the Company effected a two-for-one stock split.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION AND RECLASSIFICATION. The consolidated financial statements include the accounts of the Company and its two subsidiaries, the Bank and TNBFS, after elimination of intercompany transactions and balances. In accordance with FASB Interpretation No. 46 (revised), "Consolidation of Variable Interest Entities", Thomasville Capital Trust I (the "TCTI") is considered a related-party to the Company, and its financial results are not consolidated in the Company's financial statements.

     Certain prior year amounts have been reclassified to conform to the current year presentation; such reclassifications had no impact on net income or shareholders' equity.

     BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses, the fair value of financial instruments, and the status of contingencies.

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                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD. The Company maintains deposit relationships with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risks associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks on the above accounts.

     SECURITIES. Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value with the unrealized holding gains/losses reported as a component of other comprehensive income, net of tax. Generally, in the available-for-sale category are securities that are held to meet investment objectives such as interest rate risk, liquidity management and asset-liability management strategies among others. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase. The Company does not have any held-to-maturity or trading securities as of December 31, 2005 and 2004. Securities with limited marketability, such as stock in the Federal Reserve Bank and the Federal Home Loan Bank, are carried at cost.

     Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     LOANS. Loans are reported at the principal balance outstanding net of unearned discounts. Interest income on loans is reported based on the level-yield method. The Bank does not charge commitment fees; it does, however, charge a loan origination fee that is taken into income to the extent that it offsets the direct costs of initiating the loan.

     The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the original contractual terms of the agreement, including scheduled principal and interest payments. Impairment is evaluated on an individual loan basis. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectibility of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

     ALLOWANCE FOR POSSIBLE LOAN LOSSES.   The allowance for possible loan
losses (the "Allowance") represents management's estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance.
The adequacy of the Allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

     The Company's allowance for possible loan losses consists of three elements: (i) specific valuation allowances established for probable losses on specific loans; (ii) historical valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) unallocated general valuation allowances determined based on general economic conditions and other qualitative risk factors both internal and external to the Company.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     PROPERTY AND EQUIPMENT. Building, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2005 and 2004.

     TRUST AND MONEY MANAGEMENT ASSETS AND INCOME. Property and funds held by the Company and its subsidiaries in a fiduciary or other capacity for the benefit of its customers are not included in the accompanying consolidated financial statements since such items are not assets of the Company. Income earned from fees charged against trust assets, including money management services, are recognized in the Company's consolidated income statements.

     OTHER REAL ESTATE. Other real estate represents property acquired by the Company in satisfaction of a loan. Other real estate is carried at the lower of: (i) cost or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

     INCOME TAXES. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives recognition to changes in tax rates and laws.

     A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

     The operating results of the Company and its subsidiary are included in consolidated income tax returns.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     STOCK-BASED COMPENSATION. Employee compensation expense under stock option plans is reported only if options are granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations by accounting standards setters. Because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, which is generally the date of grant, no compensation expense is recognized on options granted. Compensation expense for non-vested stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award.

     Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," as amended by SFAS 148, requires pro forma disclosures of net income and earnings per share for companies not adopting its fair value accounting method for stock-based employee compensation. The pro forma disclosures as required under SFAS 123 and 148 are presented below.

                                                 Year Ended December 31,
                                                 -----------------------
                                                   2005            2004
                                                   ----            ----
    Net income, as reported                    $ 3,549,499     $ 2,655,407
    Stock-based compensation expense                (8,921)         (3,937)
                                                ----------      ----------
    Pro-forma (fair value) net income          $ 3,540,578     $ 2,651,470
                                                ==========      ==========

    Basic income per share:
    As reported                                $      1.21     $       .90
                                                ==========      ==========
    Pro-forma                                  $      1.21     $       .90
                                                ==========      ==========

    Diluted income per share:
    As reported                                $      1.16     $       .88
                                                ==========      ==========
    Pro-forma                                  $      1.16     $       .88
                                                ==========      ==========

    Pro-forma value of option issued           $      4.16          N/A
                                                ==========      ==========

     The pro-forma (fair value) was estimated at the date of grant using a Black-Scholes option pricing model ("BLSC Model"). BLSC Model requires the input of highly subjective assumptions, including the expected stock price volatility, and risk-free interest rates. Since changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, existing models (such as the BLSC Model) do not necessarily provide a reliable single measure of the fair value of the Company's options and warrants.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     Below are details concerning the input assumptions utilized in conjunction with BLSC Model to produce the estimates for pro-forma (fair value) income for the periods below.

                                                 Year Ended December 31,
                                                 -----------------------
                                                   2005            2004
                                                   ----            ----
    Risk-free interest rate                        4.10%            -- %
    Dividend yield                                 1.7 %            -- %
    Volatility factor                              13.0%            -- %
    Weighted average life of option               10 yrs            --

     The Company expects to adopt the provisions of SFAS No. 123, "Share-Based Payment (Revised 2004)," on January 1, 2006. Among other things, SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant.

     CASH AND CASH EQUIVALENTS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, deposits with other financial institutions that have an initial maturity of less than 90 days, federal funds sold and resell agreements. Net cash flows are reported for loans, loans held for sale, deposit transactions, and short-term borrowings.

     GOODWILL. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Fair values of reporting units are determined using either discounted cash flow analyses based on internal financial forecasts or, if available, market-based valuation multiples for comparable businesses. Impairment charges of $0 and $45,000, respectively, were identified for the years ended December 31, 2005 and 2004.

     OPERATING SEGMENTS. The Company determined, in accordance with Financial Accounting Standards No. 131, "Disclosure about Segment of an Enterprise and Related Information," that it engages in two business segments: (i) Community/urban banking, including traditional banking services and other, enhanced services, such as trust services, all provided through the Bank subsidiary and (ii) Money management services provided through TNBFS. Under
Note 18, Segment Reporting, the activities of the Parent Company and those of a related company, TCTI, were combined and reported under a third column.

     EARNINGS PER SHARE. Basic earnings per share is determined by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is determined by dividing net income by the weighted average number of common shares outstanding increased by the number of common shares that would be issued assuming exercise of stock options. This also assumes that only options with an exercise price below the existing market price will be exercised. In computing net income per share, the Company uses the treasury stock method.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Comprehensive income for calendar years 2005 and 2004 are shown in the consolidated statements of changes in shareholders' equity.

     RECENT ACCOUNTING PRONOUNCEMENTS. SFAS NO. 154, "ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB OPINION NO. 20 AND FASB STATEMENT NO. 3." SFAS 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. Previously, most changes in accounting principle were recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. Under SFAS 154, retrospective application requires (i) the cumulative effect of the change to the new accounting principle on periods prior to those presented to be reflected in the carrying amounts of assets and liabilities as of the beginning of the first period presented, (ii) an offsetting adjustment, if any, to be made to the opening balance of retained earnings (or other appropriate components of equity) for that period, and (iii) financial statements for each individual prior period presented to be adjusted to reflect the direct period-specific effects of applying the new accounting principle. Special retroactive application rules apply in situations where it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Indirect effects of a change in accounting principle are required to be reported in the period in which the accounting change is made. SFAS 154 carries forward the guidance in APB Opinion 20 "Accounting Changes," requiring justification of a change in accounting principle on the basis of preferability. SFAS 154 also carries forward without change the guidance contained in APB Opinion 20, for reporting the correction of an error in previously issued financial statements and for a change in an accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Corporation does not expect SFAS 154 will significantly impact its financial statements upon its adoption on January 1, 2006.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     SFAS NO. 123, "SHARE-BASED PAYMENT (REVISED 2004)." SFAS 123R establishes standards for the accounting for transactions in which an entity (i) exchanges its equity instruments for goods or services, or (ii) incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of the equity instruments. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant. SFAS 123R was to be effective for the Company on July 1, 2005; however, the required implementation date was delayed until January 1, 2006. The Company will transition to fair-value based accounting for stock-based compensation using a modified version of prospective application ("modified prospective application"). Under modified prospective application, as it is applicable to the Company, SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered (generally referring to non-vested awards) that are outstanding as of January 1, 2006 must be recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS 123R. The attribution of compensation cost for those earlier awards will be based on the same method and on the same grant-date fair values previously determined for the pro forma disclosures required for companies that did not adopt the fair value accounting method for stock-based employee compensation.

     FASB STAFF POSITION (FSP) NO. 115-1, "THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS." FSP 115-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss.
An investment is considered impaired if the fair value of the investment is less than its cost. If, after consideration of all available evidence to evaluate the realizable value of its investment, impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's cost and its fair value. FSP 115-1 nullifies certain provisions of Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and It's Application to Certain Investments," while retaining the disclosure requirements of EITF 03-1 which were adopted in 2003. FSP 115-1 is effective for reporting periods beginning after December 15, 2005. The Company does not expect FSP 115-1 will significantly impact its financial statements upon its adoption on January 1, 2006.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 3 - FEDERAL FUNDS SOLD

     The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2005 and 2004, federal funds sold amounted to $17,921,281 and $662,263, respectively; federal funds purchased amounted to $0 and $1,097,000 at December 31, 2005 and 2004, respectively.


NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2005 follow:

                                               Gross
                                             Unrealized
                            Amortized        ----------         Estimated
Description                    Costs       Gains    Losses    Market Values
-----------                 -----------    -----    ------    -------------
U.S. Agency                $ 10,641,880  $  -  -  $(270,152)  $ 10,371,728
Georgia Tax Credit Fund         295,390     -  -      -  -         295,390
Corporate equity                290,000     -  -      -  -         290,000
FRB, FHLB stock               1,344,500     -  -      -  -       1,344,500
                            -----------   -------  --------    -----------
    Total securities       $ 12,571,770  $  -  -  $(270,152)  $ 12,301,618
                            ===========   =======  ========    ===========

     All national banks are required to hold FRB stock and all members of the Federal Home Loan Bank are required to hold FHLB stock. Since no ready market exists for either stock, both FRB and FHLB stocks are reported at cost.

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2004 follow:

                                               Gross
                                             Unrealized
                            Amortized        ----------         Estimated
Description                    Costs       Gains    Losses    Market Values
-----------                 -----------    -----    ------    -------------
U.S. Agency                $ 16,437,807  $ 15,883  $(57,634)  $ 16,396,056
Georgia Tax Credit Fund         348,298     -  -      -  -         348,298
Corporate equity                290,000     -  -      -  -         290,000
FRB, FHLB stock               1,386,800     -  -      -  -       1,386,800
                            -----------   -------   -------    -----------
    Total securities       $ 18,462,905  $ 15,883  $(57,634)  $ 18,421,154
                            ===========   =======   =======    ===========

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     The amortized costs and estimated market values of securities available-for-sale at December 31, 2005, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized         Estimated
                                           Costs         Market Values
                                        -----------      -------------
      Due in one year or less           $    52,908      $    52,908
      Due after one through five years    9,884,362        9,626,241
      Due after five through ten years    1,000,000          987,969
      FRB, FHLB, corporate equity
       (no maturity)                      1,634,500        1,634,500
                                         ----------       ----------
          Total securities              $12,571,770      $12,301,618
                                         ==========       ==========

     There were no sales of securities during the calendar years 2005 and 2004. As of December 31, 2005 and 2004, securities with aggregate par values of $8,950,000 and $14,046,000, respectively, were pledged to secure public funds, repurchase agreements and for other purposes required or permitted by law.

     Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and further segregated by the length of time (less than or over twelve months) that the securities have been in a continuous loss position follows:

                                       December 31, 2005
                --------------------------------------------------------------
                     Less than                Over
                   Twelve Months         Twelve Months           Total
                -------------------  -------------------  --------------------
                  Fair    Unrealized    Fair   Unrealized   Fair     Unrealized
  Description     Value      Loss       Value     Loss      Value       Loss
  -----------     -----      ----       -----     ----      -----       ----
U.S. Agency and
 Government
 Corporations $5,973,302 $(120,931) $4,398,426 $(149,221) $10,371,728 $(270,152)
               ---------  --------   ---------  --------   ----------  --------
 Total        $5,973,302 $(120,931) $4,398,426 $(149,221) $10,371,728 $(270,152)
               =========  ========   =========  ========   ==========  ========

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


                                       December 31, 2004
                --------------------------------------------------------------
                     Less than                Over
                   Twelve Months         Twelve Months           Total
                -------------------  -------------------  --------------------
                  Fair    Unrealized    Fair   Unrealized   Fair     Unrealized
  Description     Value      Loss       Value     Loss      Value       Loss
  -----------     -----      ----       -----     ----      -----       ----
U.S. Agency and
 Government
 Corporations $7,043,006 $ (17,075) $3,233,324 $ (40,559) $10,276,330 $ (57,634)
               ---------  --------   ---------  --------   ----------  --------
 Total        $7,043,006 $ (17,075) $3,233,324 $ (40,559) $10,276,330 $ (57,634)
               =========  ========   =========  ========   ==========  ========

     Unrealized losses in the securities portfolio amounted to $270,152 (2005) and $57,634 (2004) representing 2.20% (2005) and .31% (2004) of the total portfolio. All of the unrealized losses relate to U.S. Agency securities and U.S. government corporations. These unrealized losses were caused by fluctuations in market interest rates, rather than concerns over the credit quality of the issuers. The Company believes that the U.S. Agencies and government corporations will continue to honor their interest payments on time as well as the full debt at maturity. Because the unrealized losses are due to fluctuations in the interest rate, and no credit-worthiness factors exist, the Company believes that the investments are not considered other-than-temporarily impaired.


NOTE 5 - LOANS

     The composition of net loans by major loan category, as of December 31, 2005 and 2004, follows:

                                                        December 31,
                                              -----------------------------
                                                   2005            2004
                                                   ----            ----
      Commercial, financial, agricultural     $  68,741,251   $  48,497,768
      Real estate - construction                 10,171,135       7,919,158
      Real estate - mortgage                    139,020,310     138,978,409
      Installment                                 9,138,380      11,157,830
                                               ------------    ------------
      Loans, gross                              227,071,076     206,553,165
      Deduct:
       Allowance for loan losses                 (2,712,746)     (2,224,845)
                                               ------------    ------------
          Loans, net                          $ 224,358,330   $ 204,328,320
                                               ============    ============

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest has been discontinued, loans that are not performing in accordance with agreed upon terms, and all other loans that are performing according to the loan agreement but may have substantive indication of potential credit weakness. At December 31, 2005 and 2004, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $3,563,148 and $3,582,215, respectively. The average recorded investment in impaired loans amounted to approximately $3,673,112 and $3,111,468 for the years ended December 31, 2005 and 2004, respectively. The Allowance related to impaired loans amounted to approximately $258,876 and $435,817 at December 31, 2005 and 2004, respectively. The balance of the Allowance in excess of the above specific reserves is available to absorb the inherent losses of all other loans. Interest income recognized on impaired loans for the years ended December 31, 2005 and 2004 amounted to $290,764 and $213,496, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2005 and 2004. Loans on non-accrual status at December 31, 2005 and 2004 had outstanding balances of $624,168 and $1,806,413, respectively. Interest recognized on non-accruing loans at December 31, 2005 and 2004 was $18,494 and $68,356, respectively. The company has no commitments to lend additional funds to borrowers whose loans have been modified.


NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The Allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The Allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

     Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. The majority of the non-consumer loan categories are generally secured by real-estate, receivables, inventory, machinery, equipment, or financial instruments. The amount of collateral obtained is based upon management's evaluation of the borrower.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     Activity within the Allowance account for the years ended December 31, 2005 and 2004 follows:

                                                 Year Ended December 31,
                                                 -----------------------
                                                   2005            2004
                                                   ----            ----
     Balance, beginning of year                $ 2,224,845     $ 1,960,822
     Add:  Provision for loan losses               495,000         510,000
     Add:  Recoveries of previously
             charged off amounts                   108,618          12,269
                                                ----------      ----------
        Total                                    2,828,463       2,483,091
     Deduct: Amount charged-off                   (115,717)       (258,246)
                                                ----------      ----------
     Balance, end of year                      $ 2,712,746     $ 2,224,845
                                                ==========      ==========


NOTE 7 - PROPERTY AND EQUIPMENT

     Buildings, furniture and equipment are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 2005 and 2004 follow:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Land                                     $  1,978,356    $  1,044,724
      Buildings                                   3,618,845       2,698,214
      Furniture, equipment                        2,160,951       2,529,495
      Construction in progress                       13,433         704,911
                                                -----------     -----------
        Property and equipment, gross             7,771,585       6,977,344
      Deduct:
       Accumulated depreciation                  (2,141,490)     (2,161,420)
                                                -----------     -----------
          Property and equipment, net          $  5,630,095    $  4,815,924
                                                ===========     ===========

     Depreciation expense for the years ended December 31, 2005 and 2004 amounted to $319,042 and $395,149, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

          Type of Asset            Life in Years      Depreciation Method
          -------------            -------------      -------------------
     Furniture and equipment          3 to 7             Straight-line
     Building                           39               Straight-line

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     During calendar year 2005, one of the subsidiaries purchased land in the amount of $933,632. The land was purchased for the subsidiary's future expansion plan which will require an additional capital outlay. During calendar year 2006, the Bank intends to expand an existing branch in Thomasville, Georgia.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

     In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Company uses the same credit and collateral policies in making commitments as those it uses in making loans.

     At December 31, 2005 and 2004, the Company had unused loan commitments of approximately $45.4 million and $25.1 million, respectively. Additionally, standby letters of credit of approximately $5.7 million and $4.4 million were outstanding at December 31, 2005 and 2004, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

     The Company and its subsidiaries are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary.

     Please refer to Note 14 concerning stock options earned by directors and executive officers.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 9 - BORROWINGS

     Borrowings from FHLB totaled $10,841,667 and $16,341,667 at December 31, 2005 and 2004, respectively. Below are additional details concerning these borrowings:

                                              First
         Outstanding Borrowings              Possible
               December 31,                  Interest
           ------------------               Adjustment   Principal  Maturity
            2005          2004     Rate    or Call Date  Amortizing   Date
            ----          ----     ----  --------------- ----------   ----
        $ 1,000,000   $ 1,000,000  4.80%       N/A         No       1-23-06
          1,000,000     1,000,000  5.13%       N/A         No       1-22-07
          1,000,000     1,000,000  3.81%       N/A         No      11-19-07
          1,000,000     1,000,000  5.26%       N/A         No       4-21-09
          1,000,000     1,000,000  4.45%       N/A         No       9-06-11
          2,000,000     2,000,000  4.70%      9-14-06      No       9-14-11
          2,175,000     2,475,000  4.08%       N/A         Yes      3-19-13
          1,666,667     1,866,667  4.36%       N/A         Yes      4-14-14
            -  -        1,000,000  4.27%       N/A         No       1-24-05
            -  -        1,000,000  4.62%       N/A         No       5-16-05
            -  -        1,000,000  2.21%       N/A         No       6-04-05
            -  -        1,000,000  2.35%       N/A         No      11-21-05
            -  -        1,000,000  2.57%       N/A         No      12-04-05
         ----------    ----------  ----        ---         ---     --------
Total   $10,841,667   $16,341,667  N/A         N/A         N/A        N/A
         ==========    ==========  ====        ===         ===     ========

     FHLB has the option to convert one of the above advances into other adjustable instruments or demand full payment on the adjustment date indicated above. This particular advance has an adjustment or call date. At December 31, 2005 and 2004, the above borrowings were secured by a blanket lien on all residential first mortgages held by the Bank. At December 31, 2005 and 2004, the balance on the above mortgages amounted to approximately $81.8 million and $72.7 million, respectively. In addition, the above borrowings were also secured by FHLB stock carried on the Company's balance sheets at $1,058,300 and $1,139,300 at December 31, 2005 and 2004, respectively. Interest expense incurred on FHLB borrowings during calendar years 2005 and 2004 amounted to $578,980 and $739,058, respectively.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     On June 27, 2002, the Company executed, under a twelve-year line of credit agreement (the "LOC"), a $4.0 million loan with an unrelated financial institution. For the initial two years, only quarterly interest payments are required; thereafter, a 10% annual principal reduction, together with quarterly interest payments are required by the lender. The LOC carries a rate of prime less 1%, and it is secured by the Bank's common stock. The LOC includes several positive and negative covenants that, in effect, protect the lender in the event the Company experiences financial reversals. At December 31, 2005 and 2004, the principal balance outstanding on the above LOC was $0 and $2,728,840, respectively. For the years ended December 31, 2005 and 2004, the Company incurred $29,562 and $92,439, respectively, in interest expense relating to the above LOC.

     Prior to the Company's acquisition of TNBFS (formerly Joseph Parker and Company, the "JPC"), JPC incurred a long-term liability which remained on the books following the acquisition. The liability is unsecured and requires a quarterly payment of principal and interest of $16,250. At December 31, 2005 and 2004, the outstanding balance on the above indebtedness was $225,596 and $305,600, respectively. Interest expense incurred with respect to the above indebtedness amounted to $18,048 and $25,600, respectively, for the years ended December 31, 2005 and 2004.

     At December 31, 2005, one wholly-owned subsidiary grantor trust had issued $4.0 million in trust preferred securities. Trust preferred securities accrue and pay quarterly interest at specified annual rates as provided in the indentures. The trust, or TCTI, used the net proceeds from the offering to purchase $4.0 million of Junior Subordinated Debentures (the "Debentures") of the Company. These Debentures are TCTI's sole asset. The Company's obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the obligation of TCTI. The trust preferred securities are mandatorily redeemable upon the maturity of the Debentures, or upon earlier redemption, as provided by the indentures. The Company has the right to redeem the Debentures at par, in whole or in part, on any interest payment date on or after five years from the first interest payment date. TCTI issued $4.0 million trust preferred securities on March 30, 2005, with a maturity date of June 30, 2035. The rate of interest is floating at the three-month LIBOR plus 1.90%.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 10 - DEPOSITS

     The following details deposit accounts at December 31, 2005 and 2004:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Non-interest bearing deposits            $ 32,666,624    $ 26,063,129
      Interest bearing deposits:
         NOW accounts                            53,871,809      36,699,080
         Money market accounts                   84,794,721      67,114,089
         Savings                                  7,520,376       7,145,600
         Time, less than $100,000                21,419,508      29,351,344
         Time, $100,000 and over                 37,604,335      32,833,321
                                                -----------     -----------
          Total deposits                       $237,877,373    $199,206,563
                                                ===========     ===========

     At December 31, 2005, the scheduled maturities of all certificates of deposit were as follows:

                          Year Ended
                          December 31,                     Amount
                          ------------                     ------
                             2006                      $ 50,941,545
                             2007                         2,435,708
                             2008                         1,939,553
                             2009                         1,935,911
                             2010                         1,771,126
                                                        -----------
                             Total                     $ 59,023,843
                                                        ===========

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 11 - INTEREST ON DEPOSITS AND BORROWINGS

     A summary of interest expense for the years ended December 31, 2005 and 2004 follows:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Interest on NOW accounts                 $    752,595    $    259,601
      Interest on money market accounts           2,116,909       1,113,424
      Interest on savings accounts                   96,671          64,811
      Interest on CDs under $100,000                710,495         738,096
      Interest on CDs $100,000 and over           1,056,770         628,867
      Interest, other borrowings                    803,635         872,697
                                                -----------     -----------
         Total interest on
          deposits and borrowings              $  5,537,075    $  3,677,496
                                                ===========     ===========


NOTE 12 - OTHER OPERATING EXPENSES

     A summary of other operating expenses for the years ended December 31, 2005 and 2004 follows:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Postage and delivery                     $    115,487    $    106,053
      Supplies and printing                         147,150         117,331
      Regulatory assessments                        119,873          94,121
      Taxes & insurance                             199,692         170,488
      Utilities & telephone                         160,855         152,671
      Repairs & maintenance                         201,916         148,003
      Service contracts                             143,845         155,325
      Directors' fees                               147,000         171,357
      Other expenses                                459,627         359,605
                                                -----------     -----------
          Total other operating expenses       $  1,695,445    $  1,474,954
                                                ===========     ===========

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 13 - INCOME TAXES

     As of December 31, 2005 and 2004, the Company's provision for income taxes consisted of the following:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Current                                  $  1,841,214    $  1,480,435
      Deferred                                       74,999          89,767
                                                -----------     -----------
      Income tax expense                       $  1,916,213    $  1,570,202
                                                ===========     ===========

     The provisions for income taxes applicable to income before taxes for the years ended December 31, 2005 and 2004 differ from amounts computed by applying the statutory federal income tax rates to income before taxes. The effective tax rate and the statutory federal income tax rate are reconciled as follows:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Federal statutory income tax rate             34.0%           34.0%
      State income tax, net of Federal benefit       5.6%            4.5%
      Tax-exempt interest, net                      (5.1%)          (2.0%)
      Change in valuation allowance                  1.6%            2.1%
      Low-income tax credit                         (3.0%)          (2.5%)
      Other                                          2.0%            1.1%
                                                    ----            ----
        Effective tax rate                          35.1%           37.2%
                                                    ====            ====

     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2005 and 2004 are presented below:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Deferred tax assets:
      Allowance for loan losses                $    922,334    $    756,447
      Unrealized (loss), securities                  91,852          14,195
      Valuation reserve                            (800,940)       (710,053)
                                                -----------     -----------
        Net deferred tax asset                 $    213,246    $     60,589
                                                ===========     ===========

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     There was a net change in the valuation allowance during calendar years 2005 and 2004. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2005.


NOTE 14 - RELATED PARTY TRANSACTIONS

     STOCK OPTIONS. During the calendar years 2005 and 2004, the Company granted 18,000 and 0 stock options, respectively, to its employees. Upon surrender with a cash consideration of $12.00, each option will convert into one share of the Company's common stock. These options are vested equally over five years and have an expiration date of ten years from the date of grant. As of December 31, 2005 and 2004, there were 36,464 and 19,200 stock options outstanding, respectively. Pertinent information concerning the options follows:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
   Options granted                                 18,000          -  -
   Options forfeited                                 (736)         -  -
   Options exercised                                -  -           -  -
   Options, beginning of year                      19,200          19,200
                                                   ------          ------
   Options, end of year                            36,464          19,200
                                                   ======          ======

   Exercise price of options granted               $12.00            N/A
   Average exercise price of options outstanding   $10.12          $ 8.36
   Weighted average remaining contractual life     7.2 yrs         6.1 yrs
   Number of options exercisable                   18,464          19,200
   Weighted average exercise price                 $ 8.29          $ 8.35

     OTHER COMPENSATION AND BENEFIT PLANS. The Company has a profit sharing plan as well as a savings plan administered under the provisions of the Internal Revenue Code Section 401(K). During the calendar years 2005 and 2004, the Company contributed $376,000 and $299,750, respectively, to the above plans.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS. In March 1996, the Board of Directors of the Company approved a deferred compensation plan (the "Plan") for the Company's and Bank's directors which grants to each member restricted shares of the Company's common stock for attending Board/Committee meetings. Restricted stock awards were later extended to members of TNBFS's Board of Directors for their service as Board members. Shares of restricted stock granted pursuant to the Plan shall not vest until the earlier to occur of: (a) the retirement of a director from the Company's Board of Directors; or (b) a change in control of the Company. On several occasions, shares of restricted stock have been awarded to executive officers of the Company and its subsidiaries. These shares vest only upon the officers' retirement or upon a change in control. For the years ended December 31, 2005 and 2004, 11,844 and 17,999 shares of restricted stock, respectively, were awarded. At December 31, 2005 and 2004, 100,108 and 88,264 shares of restricted stock, respectively, were outstanding.

     BORROWINGS AND DEPOSITS BY DIRECTORS AND EXECUTIVE OFFICERS. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2005 and 2004, loans outstanding to directors, their related interests and executive officers aggregated $10,282,237 and $13,022,072, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

     A summary of the related party loan transactions during the calendar years 2005 and 2004 follows:

                                                Insider Loan Transactions
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
     Balance, beginning of year                $ 13,022,072    $ 11,595,556
     New loans                                    5,448,319       4,488,080
     Less:  Principal reductions                 (8,188,154)     (3,061,564)
                                                -----------     -----------
     Balance, end of year                      $ 10,282,237    $ 13,022,072
                                                ===========     ===========

     Deposits by directors and their related interests, as of December 31, 2005 and 2004 approximated $15,583,244 and $9,482,049, respectively.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 15 - CONCENTRATIONS OF CREDIT

     The Company originates primarily commercial, residential, and consumer loans to customers in Thomas County, Georgia, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Thomas County and the surrounding counties.

     Approximately seventy-three percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

     The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $3,765,000.


NOTE 16 - REGULATORY MATTERS

     The Company is governed by various regulatory agencies. Bank holding companies and their nonbanking subsidiaries are regulated by the FRB. National banks are primarily regulated by the OCC. All federally-insured banks are also regulated by the FDIC. The Company's banking subsidiary includes a national bank, which is insured by the FDIC.

     Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2005, approximately $2.6 million of the Bank's retained earnings was available for dividend declaration without prior regulatory approval.

     The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank was required to maintain certain cash reserve balances with the Federal Reserve System of approximately $3.0 million and $1.3 million at December 31, 2005 and 2004, respectively.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

     Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2005, meet all capital adequacy requirements to which they are subject.

     As of December 31, 2005, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2005 that management believes have changed the Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


                                         Adequately        Well
                                         Capitalized    Capitalized
                                         -----------    -----------
     Total risk-based capital ratio          8.0%          10.0%
     Tier 1 risk-based capital ratio         4.0%           6.0%
     Tier 1 leverage ratio                   4.0%           5.0%

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table:

                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
                              ------  -----  ------  -----  ------  -----
AS OF DECEMBER 31, 2005:

Total capital-risk-based
(to risk-weighted assets):
   Bank                      $24,901  12.4% $15,994 >= 8%  $19,992 >= 10%
   Consolidated               25,202  12.4%  16,299 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $22,399  11.2% $ 7,997 >= 4%  $11,996 >= 6%
   Consolidated               22,655  11.1%   8,150 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $22,399   8.2% $10,902 >= 4%  $13,627 >= 5%
   Consolidated               22,655   8.2%  11,054 >= 4%     N/A  >= N/A


AS OF DECEMBER 31, 2004:

Total capital-risk-based
(to risk-weighted assets):
   Bank                      $20,317  11.5% $14,102 >= 8%  $17,628 >= 10%
   Consolidated               21,664  12.0%  14,430 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $18,114  10.3%  $7,051 >= 4%  $10,577 >= 6%
   Consolidated               19,439  10.8%   7,215 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $18,114   7.7%  $9,383 >= 4%  $11,729 >= 5%
   Consolidated               19,439   8.1%   9,547 >= 4%     N/A  >= N/A

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
SFAS No. 107, "Disclosure about Fair Values of Financial Instruments", excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD. The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

     AVAILABLE-FOR-SALE SECURITIES. Fair values for securities are based on quoted market prices. Fair value for FRB stock and FHLB stock approximate their carrying values based on their redemption provisions.

     LOANS. The fair values of the Company's loans and lease financing have been estimated using two methods: (1) the carrying amounts of short-term and variable rate loans approximate fair values excluding certain credit card loans which are tied to an index floor; and (2) for all other loans, the discounting of projected future cash flows. When using the discounting method, loans are pooled in homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers at year end. In addition, when computing the estimated fair values for all loans, the allowance for loan losses is subtracted from the calculated fair values for consideration of credit issues.

     ACCRUED INTEREST RECEIVABLE. The carrying amount of accrued interest receivable approximates the fair value.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


     DEPOSITS. The carrying amounts of demand deposits and savings deposits approximate their fair values. The methodologies used to estimate the fair values of all other deposits are similar to the two methods used to estimate the fair values of loans. Deposits are pooled in homogeneous groups and the future cash flows of these groups are discounted using current market rates offered for similar products at year end.

     BORROWINGS. The fair value of borrowings are estimated by discounting future cash flows using current market rates for similar types of borrowing arrangements.

     ACCRUED INTEREST PAYABLE. The carrying amount of accrued interest payable approximates the fair value.

     OFF-BALANCE SHEET INSTRUMENTS. Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

     The following table presents the carrying amounts and fair values of the specified assets and liabilities held by the Company at December 31, 2005 and 2004. The information presented is based on pertinent information available to management as of December 31, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since that time, and the current estimated fair value of these financial instruments may have changed since that point in time.

                                December 31,2005         December 31, 2004
                             -----------------------  -----------------------
                               Carrying   Estimated     Carrying    Estimated
                                Amount    Fair Value     Amount     Fair Value
                               --------   ----------    --------    ----------
Financial assets:
 Cash and due from banks   $  9,660,989 $  9,660,989  $  5,963,843 $  5,963,843
 Federal funds sold          17,921,281   17,921,281       662,263      662,263
 Securities
   available-for-sale        12,301,618   12,301,618    18,421,154   18,421,154
 Loans, net                 224,358,330  228,331,627   204,328,320  204,714,639
 Accrued interest
   receivable                 2,039,420    2,039,420     1,414,147    1,414,147

Financial liabilities:
 Deposits                  $237,877,373 $238,444,264  $199,206,563 $199,729,411
 Borrowings                  15,067,263   15,067,263    19,376,107   19,530,035
 Accrued interest payable       306,877      306,877       252,373      252,373

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 18 - SEGMENT REPORTING

     At December 31, 2005 and 2004, the Company operated two major lines of business: (1) banking services including typical banking products as well as enhanced product lines such as trust services. All banking services are provided through the Bank. (2) Money management services including financial planning and asset management for institutional entities and high-net worth individuals. The money management services are provided through TNBFS.

     Summarized financial information for the above two segments as well as for "other" are shown in the following tables. The "other" column includes the parent company related items including trust preferred related activity. Expenses for centrally provided services are allocated based on usage. The accounting policies of the individual business units are the same as those of the Company. Prior period amounts have been restated to conform with the current period's presentation.

                                       December 31, 2005
              ------------------------------------------------------------------
                               Money       Parent
                  Bank       Management   and Other   Elimination       Total
                  ----       ----------   ---------   -----------       -----
Net interest
 income/
 (expense)    $ 10,135,123  $  (37,513) $  (187,763) $     -  -     $  9,909,847
Provision for
 loan losses       495,000      -  -         -  -          -  -          495,000
               -----------   ---------   ----------   -----------    -----------
Net interest
 income after
 provision       9,640,123     (37,513)    (187,763)       -  -        9,414,847
               -----------   ---------   ----------   -----------    -----------

Non-interest
 income          1,873,755   1,012,000       -  -         (25,482)     2,860,273
Non-interest
 expense         6,005,001     763,016       66,873       (25,482)     6,809,408
               -----------   ---------   ----------   -----------    -----------

Income before
 income taxes    5,508,877     211,471     (254,636)       -  -        5,465,712
Provision for
 income taxes    1,835,213      81,000       -  -          -  -        1,916,213
               -----------   ---------   ----------   -----------    -----------

Net income    $  3,673,664  $  130,471  $  (254,636) $          0   $  3,549,499
               ===========   =========   ==========   ===========    ===========

Depreciation
 expense      $    319,042  $        0  $         0  $          0   $    319,042
               ===========   =========   ==========   ===========    ===========

Total assets  $272,346,227  $1,624,460  $30,560,505  $(28,065,374)  $276,564,818
               ===========   =========   ==========   ===========    ===========

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


                                       December 31, 2004
              ------------------------------------------------------------------
                               Money       Parent
                  Bank       Management   and Other   Elimination       Total
                  ----       ----------   ---------   -----------       -----
Net interest
 income/
 (expense)    $  8,251,563  $  (21,306) $   (90,703) $     -  -     $  8,139,554
Provision for
 loan losses       510,000      -  -         -  -          -  -          510,000
               -----------   ---------   ----------   -----------    -----------
Net interest
 income after
 provision       7,741,563     (21,306)     (90,703)       -  -        7,629,554
               -----------   ---------   ----------   -----------    -----------

Non-interest
 income          1,582,730   1,031,396       -  -         (15,451)     2,598,675
Non-interest
 expense         4,990,398     897,747      129,926       (15,451)     6,002,620
               -----------   ---------   ----------   -----------    -----------

Income before
 income taxes    4,333,895     112,343     (220,629)       -  -        4,225,609
Provision for
 income taxes    1,500,916      41,530       27,756        -  -        1,570,202
               -----------   ---------   ----------   -----------    -----------

Net income    $  2,832,979  $   70,813  $  (248,385) $          0   $  2,655,407
               ===========   =========   ==========   ===========    ===========

Depreciation
 expense      $    395,149  $        0  $         0  $          0   $    395,149
               ===========   =========   ==========   ===========    ===========

Total assets  $235,704,426  $  701,758  $22,418,142  $(18,940,489)  $239,883,837
               ===========   =========   ==========   ===========    ===========


NOTE 19 - DIVIDENDS

     The primary source of funds available to the Company to pay shareholder dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. During calendar years 2005 and 2004, dividends paid to shareholders amounted to $734,845 and $675,364, respectively.

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

     This information should be read in conjunction with the other notes to the consolidated financial statements.

                        Parent Company Balance Sheets
                        -----------------------------

                                                          December 31,
                                                ---------------------------
Assets:                                              2005           2004
------                                               ----           ----
Cash                                            $    236,351   $    131,248
Investment in Bank                                22,220,596     18,132,521
Investment in TNBFS                                  422,804        292,334
Goodwill, TNBFS                                    3,372,259      3,372,259
Other investments                                    290,000        290,000
Other assets                                          18,495        199,780
                                                ------------   ------------
   Total Assets                                 $ 26,560,505   $ 22,418,142
                                                ============   ============

Liabilities and Shareholders' Equity:
------------------------------------

Accounts payable                                $     83,487   $    167,762
Note payable                                       4,000,000      2,728,840
                                                ------------   ------------
   Total Liabilities                            $  4,083,487   $  2,896,602
                                                ------------   ------------

Common stock                                    $  2,940,507   $  2,937,625
Paid-in-capital                                    8,160,931      7,872,245
Retained earnings                                 11,553,880      8,739,226
Accumulated other comprehensive income              (178,300)       (27,556)
                                                ------------   ------------
   Total Shareholders' Equity                   $ 22,477,018   $ 19,521,540
                                                ------------   ------------
   Total Liabilities and Shareholders' Equity   $ 26,560,505   $ 22,418,142
                                                ============   ============

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


                    Parent Company Statements of Income
                    -----------------------------------

                                                   Years Ended December 31,
                                               --------------------------------
Revenues:                                           2005            2004
--------                                            ----            ----
Interest income                                $     5,470      $     1,736
Dividend income - affiliated                       740,010          675,364
Dividend income - non-affiliated                     3,600            3,000
                                               -----------      -----------
   Total revenues                                  749,080          680,100
                                               -----------      -----------

Expenses:
--------
Interest                                           198,398           92,439
Operating expenses                                  70,473          132,926
                                               -----------      -----------
   Total expenses                                  268,871          225,365
                                               -----------      -----------

Income before taxes and equity
  in undistributed earnings of subsidiaries        480,209          454,735
Income tax (expense)                                -  -            (27,756)
                                               -----------      -----------

Income before equity in
  undistributed earnings of subsidiaries           480,209          426,979

Equity in undistributed
 earnings of subsidiaries                        3,069,290        2,228,428
                                               -----------      -----------

Net income                                     $ 3,549,499      $ 2,655,407
                                               ===========      ===========

                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                     Notes to Consolidated Financial Statements
                            December 31, 2005 and 2004


                  Parent Company Statements of Cash Flows
                  ---------------------------------------

                                                  Years Ended December 31,
                                              --------------------------------
Cash flows from operating activities:              2005             2004
------------------------------------               ----             ----
Net income                                    $  3,549,499     $  2,655,407
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
    Equity in undistributed
    (earnings) of subsidiaries                  (3,069,290)      (2,228,428)
    Asset impairment                                -  -             45,000
  Deferred asset                                   238,473          219,857
  Decrease in other asset                          181,285          (70,847)
  (Decrease) in payables                           (84,275)          23,230
                                              ------------     ------------
Net cash provided by operating activities          815,692          644,219
                                              ------------     ------------

Cash flows from investing activities:
------------------------------------
 Investment in Bank                             (1,300,000)          -  -
 Purchase of stock, unrelated company               -  -            (50,000)
                                              ------------     ------------
Net cash used by financing activities           (1,300,000)         (50,000)
                                              ------------     ------------

Cash flows from financing activities:
------------------------------------
 Issuance of stock                                  53,096           40,657
 Increase in debt                                1,271,160           -  -
 Cash dividends paid                              (734,845)        (675,364)
                                              ------------     ------------
Net cash provided by financing activities          589,411         (634,707)
                                              ------------     ------------

Net increase in cash and cash equivalents          105,103          (40,488)
Cash and cash equivalents,
 beginning of the year                             131,248          171,736
                                              ------------     ------------

Cash and cash equivalents, end of year        $    236,351     $    131,248
                                              ============     ============